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Exhibit 16

[Arthur Andersen LLP Letterhead]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 15, 2002

Dear Sir / Madam:

        We have read paragraphs (a)(i) through (a)(v) of Item 4 included in the Form 8-K dated May 15, 2002, of MGM MIRAGE to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP

Copy to:	Mr. James J. Murren President, Chief Financial Officer and Treasurer MGM MIRAGE

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Exhibit 16